HomeTrust Bancshares, Inc. Reports Financial Results For The Third Fiscal Quarter Of 2017

ASHEVILLE, N.C., April 27, 2017 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income of $274,000, or $0.01 per share for the third quarter of fiscal year 2017, compared to $3.1 million, or $0.18 per share for the same period a year ago. Net income totaled $7.1 million, or $0.40 per share for the nine months ended March 31, 2017 compared to $8.2 million, or $0.46 per share for the same period in 2016. The leading factor in the decrease of net income for the three- and nine-month periods ended March 31, 2017 was an increase in merger expenses related to the acquisition of TriSummit Bancorp, Inc. and its wholly-owned subsidiary TriSummit Bank ("TriSummit"), which totaled $7.4 million and $7.7 million, respectively. Earnings before merger-related expenses, net of tax benefit, were $5.0 million, or $0.27 per share for the third quarter of fiscal year 2017, compared to $3.1 million, or $0.18 per share for the same period in the previous year. Earnings before merger-related expenses, certain state income tax expenses, and gain from the sale of premises and equipment, net of tax benefit, were $12.3 million, or $0.69 per share for the nine months ended March 31, 2017, compared to $8.7 million, or $0.49 per share for the same period in the previous year.

For the quarter ended March 31, 2017, organic net loan growth, which excludes loans acquired through purchases of home equity lines of credit ("HELOCs") and from the TriSummit acquisition, was $80.7 million or 18.1% annualized. For the nine months ended March 31, 2017, organic net loan growth was $174.3 million or 13.8% annualized.
"Our third quarter began with the in-market acquisition of TriSummit and ended with the seamless integration of our two banks in the East Tennessee marketplace," said Dana Stonestreet, Chairman, President, and CEO. "As expected, the acquisition costs have reduced earnings for the quarter, but with all significant expenditures behind us and additional cost-saving measures already in place, we expect to finish the year with a strong fourth quarter. The cumulative impact of the foundation for growth we have built is driving year-to-date organic loan growth of 14% compared to 3.4% last year and driving the growth in checking accounts to $782 million or 38% of deposits. Combined with our highly accretive TriSummit acquisition, we are accelerating our path to higher levels of revenue, earnings per share, and shareholder value," said Stonestreet.

Income Statement Review

Net interest income was $25.1 million for the quarter ended March 31, 2017 compared to $20.2 million for the comparative quarter in fiscal 2016. The $4.9 million, or 24.0% increase was primarily due to a $5.5 million increase in interest income driven by an increase in average-interest earning assets. Average interest-earning assets increased $350.3 million, or 14.1% to $2.8 billion for the quarter ended March 31, 2017 compared to $2.5 billion for the corresponding quarter in fiscal 2016. The average balance of loans receivable for the quarter ended March 31, 2017 increased $490.6 million, or 28.0% due to the TriSummit acquisition, increased organic loan growth, and the purchase of HELOCs, which was mainly funded by the cumulative decrease of $140.2 million, or 19.2% in average interest-earning deposits with banks, securities available for sale, and other interest-earning assets and an increase in average Federal Home Loan Bank ("FHLB") borrowings of $122.4 million, or 25.3% as compared to the same quarter last year. We continue to utilize our leveraging strategy, where additional short-term FHLB borrowings are invested in various short-term liquid assets to generate additional net interest income, as well as increased dividend income from the required purchase of additional FHLB stock. Net interest margin (on a fully taxable-equivalent basis) for the three months ended March 31, 2017 increased to 3.62% from 3.36% for the same period a year ago. During the three months ended March 31, 2017 our leveraging strategy produced an additional $886,000 in interest income at an average yield of 1.21%, while the average cost of the borrowings was 0.66%, resulting in approximately $401,000 in net interest income. During the same quarter in the prior fiscal year, our leveraging strategy produced an additional $923,000 in interest income at an average yield of 0.92%, while the average cost of the borrowings was 0.40%, resulting in approximately $517,000 in net interest income. Excluding the effects of the leveraging strategy, the net interest margin would be 3.98% and 3.91% for the quarter ended March 31, 2017 and 2016, respectively.

Total interest income increased $5.5 million, or 25.2% for the three months ended March 31, 2017 as compared to the same period last year, which was primarily driven by a $5.3 million, or 27.3% increase in loan interest income, and a $257,000, or 26.1% increase in interest on securities available for sale. The additional loan interest income was due to the increase in the average balance of loans receivable and a $1.1 million, or 91.7% increase in the accretion of purchase discounts on acquired loans to $2.2 million for the quarter ended March 31, 2017 from $1.2 million for the same quarter in fiscal 2016, as a result of full repayments of several loans with large discounts. Average loan yields decreased six basis points to 4.52% for the quarter ended March 31, 2017 from 4.58% in the corresponding quarter last year. For the quarter ended March 31, 2017 and 2016, the average loan yields included 40 and 27 basis points, respectively, from the accretion of purchase discounts on acquired loans. The overall decline in loan yields compared to a year earlier primarily reflects lower average rates on loans recently originated and the refinancing and repayment of higher yielding loans. Partially offsetting these increases in interest income was a $142,000, or 14.1% decrease in interest income from interest-earning deposits in other banks due to lower average balances.
Total interest expense increased $642,000, or 40.7% for the quarter ended March 31, 2017 compared to the same period last year. This increase was primarily related to average borrowings, consisting of short-term FHLB advances, increasing by $122.4 million to $605.7 million due to funding for loan growth and the TriSummit acquisition, as well as a 26 basis point increase in the average cost of borrowings during the quarter as compared to the same quarter last year. In addition, the recent TriSummit acquisition was the primary driver of the $160.0 million increase in the average balance of interest-bearing deposits. The overall average cost of funds increased eight basis points to 0.38% for the current quarter as compared to the same quarter last year due primarily to the impact of the recent increases in the federal funds rate on our borrowings.
Net interest income increased $5.7 million, or 9.3% to $66.6 million for the nine months ended March 31, 2017 compared to $60.9 million for the nine months ended March 31, 2016. Average interest-earning assets increased $130.6 million, or 5.2% to $2.6 billion for the nine months ended March 31, 2017 compared to $2.5 billion for the corresponding period in fiscal 2016. The $256.5 million, or 14.7% increase in average balance of loan receivables for the nine months ended March 31, 2017 was due to the TriSummit acquisition, increased organic loan growth, and the purchase of HELOCs, which was mainly funded by the cumulative decrease of $125.9 million, or 16.7% in average interest-earning deposits with banks, securities available for sale, and other interest-earning assets and an increase in average FHLB borrowings of $81.2 million, or 16.9%. Net interest margin (on a fully taxable-equivalent basis) for the nine months ended March 31, 2017 increased 11 basis points to 3.47% from 3.36% for the same period last year. For the nine months ended March 31, 2017, our leveraging strategy produced an additional $2.8 million in interest income at an average yield of 1.09%, while the average cost of the borrowings was 0.50%, resulting in approximately $1.5 million in net interest income. During the corresponding period in the prior year, our leveraging strategy produced an additional $2.3 million in interest income at an average yield of 0.75%, while the average cost of the borrowings was 0.28%, resulting in approximately $1.5 million in net interest income. Excluding the effects of the leveraging strategy, the net interest margin would be 3.90% and 3.93% for the nine months ended March 31, 2017 and 2016, respectively.

Total interest income increased $6.8 million, or 10.4% for the nine months ended March 31, 2017 as compared to the same period last year. The increase was primarily driven by a $6.7 million, or 11.5% increase in loan interest income, a $159,000, or 5.9% increase in interest from deposits in other banks and a $161,000, or 15.3% increase in other investment income, which were partially offset by a $237,000, or 7.4% decrease in interest from securities available for sale. The additional loan interest income was due to the increase in the average balance of loans receivable and a $1.4 million increase in the accretion of purchase discounts on acquired loans to $4.8 million for the nine months ended March 31, 2017 from $3.4 million for the same period in 2016, as a result of early prepayments. Average loan yields decreased 15 basis points to 4.46% for the nine months ended March 31, 2017 from 4.61% in the corresponding period in 2016. For the nine months ended March 31, 2017 and 2016, the average loan yields included 33 and 26 basis points, respectively, from the accretion of purchase discounts on acquired loans.
Total interest expense increased $1.1 million, or 24.6% for the nine months ended March 31, 2017 compared to the same period last year. This increase was primarily related to the increase in average borrowings and the 23 basis point increase in the average cost of borrowings, resulting in interest expense increasing $1.2 million to $2.2 million for the nine-month period as compared to the same period last year. For both the nine months ended March 31, 2017 and March 31, 2016, average interest-bearing deposits were $1.6 billion. The overall average cost of funds for the nine months ended March 31, 2017 increased six basis points as compared to the same period last year due primarily to the impact of the increase in the federal funds rate on our borrowings.
Noninterest income increased $154,000, or 4.6% to $3.5 million for the three months ended March 31, 2017 from $3.4 million for the same period in the previous year, primarily as a result of a $104,000, or 6.4% increase in service charges on deposit accounts from additional accounts acquired from TriSummit and an increase in mortgage banking income and fees of $91,000, or 13.2%. Noninterest expense for the three months ended March 31, 2017 increased $9.3 million, or 47.9% to $28.7 million compared to $19.4 million for the three months ended March 31, 2016 primarily due to $7.4 million of merger-related expenses related to the TriSummit acquisition. In addition, salaries and employee benefits increased $1.9 million, or 18.9%, and net occupancy expense increased $229,000, or 10.3% due primarily to the branch offices and additional staff related to our recent TriSummit acquisition. These increases in noninterest expense were partially offset by a $211,000, or 44.2% decrease in real estate owned ("REO") related expenses for the quarter ended March 31, 2017 compared to the same period last year. For the three months ended March 31, 2017, there was an $181,000 gain on REO sales compared to $172,000 loss on REO sales in the corresponding quarter last year partially offset by a $142,000 increase in REO expenses. We continue to actively market our REO properties in an effort to minimize holding costs.

Noninterest income increased $1.6 million, or 16.6% to $11.4 million for the nine months ended March 31, 2017 from $9.8 million for the same period in the previous year, primarily as a result of a $249,000, or 5.0% increase in service charges on deposit accounts, $686,000, or 34.2% increase in mortgage banking income and fees, and a $385,000 gain on the sale of a previously closed branch office building. Noninterest expense for the nine months ended March 31, 2017 increased $8.9 million, or 15.0% to $67.9 million compared to $59.1 million for the nine months ended March 31, 2016. Salaries and employee benefits expenses increased $2.7 million, or 8.5% as a result of the recent TriSummit acquisition and an increase in stock-based compensation expense primarily driven by the increase the Company's stock price during the nine months ended March 31, 2017 compared to the same period in fiscal 2016. As a result of management's continued commitment to reduce operating expenses and the consolidation of six branches during second quarter of fiscal 2016, there was a cumulative decrease of $1.1 million, or 10.4% in net occupancy expense; marketing and advertising; and telephone, postage, and supplies, which was partially offset by a $388,000, or 8.8% increase in computer services as a result of the TriSummit acquisition. In addition, deposit insurance premiums decreased $622,000, or 41.3% due to a decline in the rates charged by the Federal Deposit Insurance Corporation ("FDIC") that occurred during the first quarter of fiscal 2017. Merger-related expenses for the nine months ended March 31, 2017 totaled $7.7 million compared to none in the same period in 2016 related to the TriSummit acquisition. REO-related expenses decreased $40,000 as a result of $22,000 decrease in net losses on the sale of REO properties and an $18,000 decrease in REO expenses.

The Company's income tax expense decreased $1.4 million to an income tax benefit of $325,000 for the quarter ended March 31, 2017 over the same quarter in prior year as a result of a pretax loss from the merger-related expenses.

For the nine months ended March 31, 2017, the Company's income tax expense was $3.0 million, a decrease of $503,000, or 14.4% compared to $3.5 million for the nine months ended March 31, 2016, which was driven by lower taxable income. For the nine months ended March 31, 2017 and 2016, the Company incurred a charge of $490,000 and $526,000, respectively, which related to the decrease in value of our deferred tax assets based on recent decreases in North Carolina's corporate tax rate. The rate was reduced to 4.0% in August 2015 and to 3.0% in August 2016 once certain state revenue triggers were achieved. The Company's effective income tax rate for the nine months ended March 31, 2017 was 29.7% compared to 30.0% for the nine months ended March 31, 2016.

Balance Sheet Review

Total assets increased $447.8 million, or 16.5% to $3.2 billion at March 31, 2017 from $2.7 billion at June 30, 2016. This increase was largely due to the TriSummit acquisition which closed on January 1, 2017. Net loans receivable increased $449.0 million, or 24.8% at March 31, 2017 to $2.3 billion from $1.8 billion at June 30, 2016, primarily due to $258.1 million in loans acquired from TriSummit, $174.5 million in net organic loan growth, and $16.4 million in purchased HELOCs, net of repayments. The increase in borrowings of $135.0 million, or 27.5% and the cumulative decrease of $82.8 million, or 21.2% in commercial paper and certificates of deposit in other banks during the first nine months in fiscal 2017 were mainly used to fund the TriSummit acquisition, higher yielding loan originations and purchases of HELOCs. Securities available for sale and cash and cash equivalents increased $38.4 million, or 17.2% primarily due to securities acquired from TriSummit. The $5.8 million increase in other investments at cost was a result of additional FHLB stock purchases as required to support additional FHLB borrowings. The cumulative increase of $34.7 million, or 16.7% in premises and equipment, deferred income taxes, bank-owned life insurance, goodwill, and core deposit intangibles were all a direct result of the TriSummit acquisition.

Total deposits increased $282.1 million, or 15.6% during the nine months ended March 31, 2017 to $2.1 billion at March 31, 2017. The increase was primarily due to the TriSummit acquisition, which increased total deposits by $280.3 million.

Stockholders' equity at March 31, 2017 increased $30.8 million, or 8.5% to $390.7 million from $360.0 million at June 30, 2016. The increase was primarily driven by $20.0 million in equity consideration paid in the TriSummit acquisition, $7.1 million in net income, $3.2 million representing stock-based compensation, and $2.5 million in exercised stock options. These increases were partially offset by a $2.3 million decrease in accumulated other comprehensive income representing unrealized losses on securities available for sale, net of tax. As of March 31, 2017, HomeTrust Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 11.65%, 11.65%, 12.49%, and 9.75%, respectively. In addition, the Company exceeded all regulatory capital requirements as of that date.

Asset Quality

The allowance for loan losses was $21.1 million, or 0.92% of total loans, at March 31, 2017 compared to $21.3 million, or 1.16% of total loans, at June 30, 2016. The allowance for loan losses to total gross loans excluding acquired loans was 1.10% at March 31, 2017, compared to 1.30% at June 30, 2016.

There was no provision for losses on loans for the three and nine months ended March 31, 2017 or the comparative periods in 2016 reflecting continued improvements in our asset quality, offset by loan growth. Net loan recoveries totaled $111,000 for the three months ended March 31, 2017 compared to net charge-offs of $216,000 for the same period during the prior fiscal year. Net loan charge-offs decreased to $195,000 for the nine months ended March 31, 2017 from $613,000 for the same period during the prior fiscal year. Net recoveries as a percentage of average loans increased to (0.02)% for the quarter ended March 31, 2017 from net charge-offs of 0.05% for the same period last fiscal year. Net charge-offs as a percentage of average loans decreased to 0.01% for the nine months ended March 31, 2017 from 0.05% for the same period last fiscal year. Our overall asset quality metrics continue to demonstrate our commitment to growing and maintaining a high quality loan portfolio.

Nonperforming assets decreased $4.4 million to $20.1 million, or 0.63% of total assets, at March 31, 2017, compared to $24.5 million, or 0.90% of total assets, at June 30, 2016 and were $27.7 million, or 1.01% of total assets, a year ago. Nonperforming assets included $13.8 million in nonaccruing loans and $6.3 million in REO at March 31, 2017, compared to $18.5 million and $6.0 million, in nonaccruing loans and REO, respectively, at June 30, 2016. Included in nonperforming loans are $5.1 million of loans restructured from their original terms of which $3.8 million were current at March 31, 2017, with respect to their modified payment terms. At March 31, 2017, $6.5 million, or 47.0% of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $7.7 million acquired from prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations.

The ratio of classified assets to total assets decreased to 1.67% at March 31, 2017 from 2.17% at June 30, 2016. Classified assets decreased 10.2% to $52.9 million at March 31, 2017 compared to $58.9 million at June 30, 2016 and were $64.2 million at March 31, 2016.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of March 31, 2017, the Company had assets of $3.2 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 42 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 5th largest community bank headquartered in North Carolina.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our acquisition of TriSummit by HomeTrust ("merger") might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Selected Financial Data

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2017	2016	2016	2016 (1)	2016
Financial Condition Data:
Total assets	$3,165,446	$2,774,240	$2,754,109	$2,717,677	$2,759,801
Loans held for sale	4,328	4,998	8,832	5,783	2,537
Loans receivable, net(2)	2,260,588	1,934,618	1,860,530	1,811,539	1,793,256
Allowance for loan losses	21,097	20,986	20,951	21,292	21,761
Commercial paper	169,918	179,939	220,682	229,859	275,878
Certificates of deposit in other banks	138,646	150,147	153,431	161,512	158,767
Securities available for sale, at fair value	211,347	181,049	193,701	200,652	219,498
Goodwill	25,638	13,098	12,673	12,673	12,673
Core deposit intangibles	7,931	5,868	6,486	7,136	7,815
Deposits	2,084,759	1,786,165	1,793,528	1,802,696	1,831,979
Checking accounts (noninterest and interest)	782,059	658,015	650,832	628,910	626,432
Borrowings	626,000	560,000	536,500	491,000	507,000
Stockholders' equity	390,746	367,776	364,401	359,976	358,843
Asset quality ratios:
Nonperforming assets to total assets(3)	0.63%	0.78%	0.82%	0.90%	1.01%
Nonperforming loans to total loans(3)	0.61	0.82	0.90	1.01	1.16
Total classified assets to total assets	1.67	1.97	2.07	2.17	2.33
Allowance for loan losses to nonperforming loans(3)	152.74	131.11	123.21	114.98	103.43
Allowance for loan losses to total loans	0.92	1.07	1.11	1.16	1.20
Allowance for loan losses to total gross loans excluding acquired loans(4)	1.10	1.16	1.22	1.30	1.36
Net charge-offs (recoveries) to average loans (annualized)	(0.02)	(0.01)	0.07	0.10	0.05
Capital ratios:
Equity to total assets at end of period	12.34%	13.26%	13.23%	13.25%	13.00%
Tangible equity to total tangible assets(4)	11.49	12.73	12.70	12.69	12.44
Average equity to average assets	12.36	13.23	13.10	13.11	13.19
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(1)	Derived from audited financial statements.

(2)	Net of allowances for loan losses, loans in process, and deferred loan fees.

(3)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At March 31, 2017, there were $5.1 million of restructured loans included in nonaccruing loans and $6.5 million, or 47.0% of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired through prior bank acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(4)	See Non-GAAP reconciliation for adjustments.

Selected Operations Data

	Three Months Ended March 31,			Nine Months Ended March 31,
	2017	2016	Difference	2017	2016	Difference
	(Dollars in thousands)

Total interest income	$27,291	$21,797	$5,494	$72,145	$65,372	$6,773
Total interest expense	2,219	1,577	642	5,521	4,431	1,090
Net interest income	25,072	20,220	4,852	66,624	60,941	5,683
Provision for loan losses	—	—	—	—	—	—
Net interest income after provision for loan losses	25,072	20,220	4,852	66,624	60,941	5,683
Service charges on deposit accounts	1,718	1,614	104	5,180	4,931	249
Mortgage banking income and fees	781	690	91	2,694	2,008	686
Gain on sale of fixed assets	—	10	(10)	385	10	375
Other noninterest income	1,039	1,070	(31)	3,123	2,809	314
Total noninterest income	3,538	3,384	154	11,382	9,758	1,624
Salaries and employee benefits	12,191	10,255	1,936	34,721	31,987	2,734
Net occupancy expense	2,463	2,234	229	6,538	6,799	(261)
REO-related expenses(1)	266	477	(211)	1,257	1,297	(40)
Core deposit intangible amortization	797	710	87	2,065	2,227	(162)
Merger-related expenses	7,401	—	7,401	7,736	—	7,736
Other	5,543	5,697	(154)	15,616	16,740	(1,124)
Total noninterest expense	28,661	19,373	9,288	67,933	59,050	8,883
Income (loss) before income taxes	(51)	4,231	(4,282)	10,073	11,649	(1,576)
Income tax expense (benefit)	(325)	1,090	(1,415)	2,992	3,495	(503)
Net income	$274	$3,141	$(2,867)	$7,081	$8,154	$(1,073)
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(1)	REO-related expenses include gain/loss on sale and impairment of REO and all other REO-related expenses.

Selected Financial Ratios and Other Data

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.04%	0.46%	0.33%	0.40%
Return on assets - adjusted(4)	0.64	0.46	0.57	0.42
Return on equity (ratio of net income to average equity)	0.28	3.49	2.54	2.98
Return on equity - adjusted(4)	5.20	3.49	4.42	3.18
Tax equivalent yield on earning assets(2)	3.94	3.62	3.75	3.59
Rate paid on interest-bearing liabilities	0.38	0.30	0.34	0.28
Tax equivalent average interest rate spread (2)	3.56	3.32	3.41	3.31
Tax equivalent net interest margin(2) (3)	3.62	3.36	3.47	3.36
Tax equivalent net interest margin - adjusted(4)	3.98	3.91	3.90	3.93
Average interest-earning assets to average interest-bearing liabilities	119.70	119.11	120.35	119.00
Operating expense to average total assets	3.68	2.84	3.14	2.87
Efficiency ratio	100.18	82.08	87.09	83.52
Efficiency ratio - adjusted (4)	72.76	79.89	75.82	81.34
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(1)	Ratios are annualized where appropriate.

(2)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(3)	Net interest income divided by average interest earning assets.

(4)	See Non-GAAP reconciliation for adjustments

Per Share Data

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net income per common share:
Basic	$0.01	$0.18	$0.40	$0.46
Diluted	$0.01	$0.18	$0.40	$0.46
Adjusted net income per common share:(1)
Basic	$0.27	$0.18	$0.69	$0.49
Diluted	$0.27	$0.18	$0.69	$0.49

Average shares outstanding:
Basic	17,808,920	17,183,894	17,194,466	17,581,833
Diluted	18,484,285	17,369,871	17,829,580	17,762,375
Book value per share at end of period	$20.62	$19.72	$20.62	$19.72
Tangible book value per share at end of period (1)	$19.01	$18.76	$19.01	$18.76
Total shares outstanding at end of period	18,947,176	18,576,972	18,947,176	18,576,972
__________________________________________________

(1)	See Non-GAAP reconciliation for adjustments.

Average Balance Sheet Data

	For the Three Months Ended March 31,
	2017		2016
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$2,244,677	4.52%	$1,754,092	4.58%
Interest-earning deposits with banks	175,475	1.04	211,036	0.93
Securities available for sale	218,990	2.27	216,535	1.82
Other interest-earning assets	195,220	1.73	302,351	1.16
Total interest-earning assets	$2,834,362	3.94	$2,484,014	3.62
Interest-bearing deposits	1,762,176	0.28	1,602,221	0.27
Borrowings	605,721	0.66	483,275	0.40
Total interest-bearing liabilities	$2,367,897	0.38	$2,085,496	0.30
Tax equivalent interest rate spread(1)		3.56%		3.31%
Tax equivalent net interest margin(1) (2)		3.62%		3.36%

	For the Nine Months Ended March 31,
	2017		2016
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$2,000,966	4.46%	$1,744,484	4.61%
Interest-earning deposits with banks	181,770	1.05	223,936	0.91
Securities available for sale	201,301	1.98	238,571	1.80
Other interest-earning assets	243,659	1.44	290,086	1.02
Total interest-earning assets	$2,627,696	3.75	$2,497,077	3.59
Interest-bearing deposits	1,621,716	0.28	1,617,952	0.28
Borrowings	561,647	0.51	480,411	0.28
Total interest-bearing liabilities	$2,183,363	0.34	$2,098,363	0.28
Tax equivalent interest rate spread(1)		3.41%		3.31%
Tax equivalent net interest margin(1) (2)		3.47%		3.36%
__________________________________________________

(1)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(2)	Net interest income divided by average interest earning assets.

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; net income excluding merger-related expenses, certain state income tax expense, and gain from the sale of premises and equipment; earnings per share ("EPS"), return on assets ("ROA"), and return on equity ("ROE") excluding merger-related expenses, certain state income tax expense, and gain from the sale of premises and equipment; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors.

Management elected to obtain additional FHLB borrowings beginning in November 2014 as part of a plan to increase net interest income. The Company believes that showing the effects of the additional borrowings on net interest income and net interest margins is useful to both management and investors as these measures are commonly used to measure financial institutions performance and against peers.

The Company believes these measures facilitate comparison of the quality and composition of the Company's capital and earnings ability over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	March 31,		March 31,
	2017	2016	2017	2016
Noninterest expense	$28,661	$19,373	$67,933	$59,050
Less merger-related expenses	7,401	—	7,736	—
Noninterest expense – as adjusted	$21,260	$19,373	$60,197	$59,050

Net interest income	$25,072	$20,220	$66,624	$60,941
Plus noninterest income	3,538	3,384	11,382	9,758
Plus tax equivalent adjustment	611	655	1,775	1,911
Less gain on sale of fixed assets	—	(10)	(385)	(10)
Net interest income plus noninterest income – as adjusted	$29,221	$24,249	$79,396	$72,600
Efficiency ratio	72.76%	79.89%	75.82%	81.34%
Efficiency ratio (without adjustments)	100.18%	82.08%	87.09%	83.52%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Total stockholders' equity	$390,746	$367,776	$364,401	$359,976	$358,843
Less: goodwill, core deposit intangibles, net of taxes	(30,635)	(16,795)	(16,759)	(17,169)	(17,596)
Tangible book value	$360,111	$350,981	$347,642	$342,807	$341,247
Common shares outstanding	18,947,176	18,000,750	17,999,150	17,998,750	18,193,550
Tangible book value per share(1)	$19.01	$19.50	$19.31	$19.05	$18.76
Book value per share	$20.62	$20.43	$20.25	$20.00	$19.72

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
	(Dollars in thousands)
Tangible book value(1)	$360,111	$350,981	$347,642	$342,807	$341,247
Total assets	3,165,446	2,774,240	2,754,109	2,717,677	2,759,801
Less: goodwill, core deposit intangibles, net of taxes	(30,635)	(16,795)	(16,759)	(17,169)	(17,596)
Total tangible assets(2)	$3,134,811	$2,757,445	$2,737,350	$2,700,508	$2,742,205
Tangible equity to tangible assets	11.49%	12.73%	12.70%	12.69%	12.44%
_________________________________________________________________
(1)    Tangible equity is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of net interest income and net interest margin as adjusted to exclude additional FHLB borrowings and proceeds from such borrowings:

	Three Months Ended March 31,
	2017			2016
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,834,362	$27,902	3.94%	$2,484,014	$22,452	3.62%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	292,000	886	1.21%	402,000	923	0.92%
Interest-earning assets - adjusted	$2,542,362	$27,016	4.25%	$2,082,014	$21,529	4.14%

Interest-bearing liabilities	$2,367,897	$2,219	0.38%	$2,085,496	$1,577	0.30%
Additional FHLB borrowings	292,000	485	0.66%	402,000	406	0.40%
Interest-bearing liabilities - adjusted	$2,075,897	$1,734	0.33%	$1,683,496	$1,171	0.28%

Net interest income and net interest margin		$25,683	3.62%		$20,875	3.36%
Net interest income and net interest margin - adjusted		25,282	3.98%		20,358	3.91%
Difference		$401	(0.36)%		$517	(0.55)%

	Nine Months Ended March 31,
	2017			2016
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,627,696	$73,920	3.75%	$2,497,077	$67,283	3.59%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	342,333	2,793	1.09%	417,000	2,336	0.75%
Interest-earning assets - adjusted	$2,285,363	$71,127	4.15%	$2,080,077	$64,947	4.16%

Interest-bearing liabilities	$2,183,363	$5,520	0.34%	$2,098,363	$4,431	0.28%
Additional FHLB borrowings	342,333	1,273	0.50%	417,000	866	0.28%
Interest-bearing liabilities - adjusted	$1,841,030	$4,247	0.31%	$1,681,363	$3,565	0.28%

Tax equivalent net interest income and net interest margin		$68,400	3.47%		$62,852	3.36%
Tax equivalent net interest income and net interest margin - adjusted		66,880	3.90%		61,382	3.93%
Difference		$1,520	(0.43)%		$1,470	(0.57)%
_________________________________________________________________________________

(1)
Proceeds from the additional borrowings were invested in various interest-earning assets, including: deposits with the Federal Reserve Bank, FHLB stock, certificates of deposit in other banks, and commercial paper.

Set forth below is a reconciliation to GAAP of net income and earnings per share (EPS) as adjusted to exclude merger-related expenses, state tax expense rate change, and gain from sale of premises and equipment:

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	March 31,		March 31,
	2017	2016	2017	2016
Merger-related expenses	$7,401	$—	$7,736	$—
State tax expense adjustment (1)	—	—	490	526
Gain from sale of premises and equipment	—	(10)	(385)	(10)
Total adjustments	7,401	(10)	7,841	516
Tax effect (2)	(2,670)	—	(2,621)	4
Total adjustments, net of tax	4,731	(10)	5,220	520

Net income (GAAP)	274	3,141	7,081	8,154

Net income (non-GAAP)	$5,005	$3,131	$12,301	$8,674

Per Share Data
Average shares outstanding - basic	17,808,920	17,183,894	17,194,466	17,581,833
Average shares outstanding - diluted	18,484,285	17,369,871	17,829,580	17,762,375

Basic EPS
EPS (GAAP)	$0.01	$0.18	$0.40	$0.46
Non-GAAP adjustment	0.26	—	0.29	0.03
EPS (non-GAAP)	$0.27	$0.18	$0.69	$0.49

Diluted EPS
EPS (GAAP)	$0.01	$0.18	$0.40	$0.46
Non-GAAP adjustment	0.26	—	0.29	0.03
EPS (non-GAAP)	$0.27	$0.18	$0.69	$0.49

Average Balances
Average assets	$3,117,490	$2,729,814	$2,882,487	$2,743,165
Average equity	385,317	359,939	371,118	364,373

ROA
ROA (GAAP)	0.04%	0.46%	0.33%	0.40%
Non-GAAP adjustment	0.60%	—%	0.24%	0.02%
ROA (non-GAAP)	0.64%	0.46%	0.57%	0.42%

ROE
ROE (GAAP)	0.28%	3.49%	2.54%	2.98%
Non-GAAP adjustment	4.92%	—%	1.88%	0.20%
ROE (non-GAAP)	5.20%	3.49%	4.42%	3.18%
________________________________________________________________________

(1)	State tax adjustment is a result of a decrease in value of our deferred tax assets stemming from recent decreases in North Carolina's corporate tax rate.
(2)    Tax amounts have been adjusted for certain nondeductible merger-related expenses.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans and the allowance for loan losses as adjusted to exclude acquired loans:

		As of
(Dollars in thousands)	March 31	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Total gross loans receivable (GAAP)	$2,282,278	$1,955,629	$1,881,481	$1,832,831	$1,814,695
Less: acquired loans	(403,971)	(169,234)	(192,745)	(220,891)	(244,549)
Adjusted loans (non-GAAP)	$1,878,307	$1,786,395	$1,688,736	$1,611,940	$1,570,146

Allowance for loan losses (GAAP)	$21,097	$20,986	$20,951	$21,292	$21,761
Less: allowance for loan losses on acquired loans	(474)	(336)	(356)	(361)	(346)
Adjusted allowance for loan losses	$20,623	$20,650	$20,595	$20,931	$21,415
Adjusted allowance for loan losses / Adjusted loans (non-GAAP)	1.10%	1.16%	1.22%	1.30%	1.36%